Exhibit 4.2
NOTE GUARANTEE

This Note Guarantee, dated as of November 10, 2022 (the “Note Guarantee”), is made by FTAI Aviation Ltd., a Cayman Islands exempted company (together with its successors and permitted assigns, the “Guarantor”), in favor of U.S. Bank National Association, acting in its capacity as trustee under the Indenture (as defined below), and the holders of the Securities (as defined below).

Pursuant to the Indenture, dated as of July 28, 2020 (as amended, modified or supplemented from time to time, the “Indenture”), executed by and between Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), and U.S. Bank National Association, in its capacity as trustee (the “Trustee”), the Company has issued to date 9.75% Senior Notes due 2027, and may from time to time issue, additional 9.75% Senior Notes due 2027 (such existing and additional 9.75% Senior Notes due 2027, the “Securities”) under the Indenture.

In connection with the satisfaction of the requirement in Section 4.03(a) of the Indenture related to the furnishing of financial information, the Guarantor has agreed to execute and deliver this Note Guarantee, as primary obligor and not merely as surety, to fully and unconditionally meet, jointly and severally, the payment and performance of the obligations of the Company under the Securities and the Indenture.

1.	Definitions

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

1.1	“GUARANTOR” means FTAI Aviation Ltd., until a successor replaces it, and thereafter means the successor.

1.2	“NOTE GUARANTEE” means this Guarantee by the Guarantor of the Company’s obligations under the Indenture and under the Securities.

2.	Note Guarantee

2.1
Agreement to Guarantee:  Subject to the provisions of this Clause 2, the Guarantor hereby agrees, as primary obligor and not merely as surety to fully and unconditionally meet the obligations to each holder of the Securities (the “Holders”) authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Securities or the obligations of the Company hereunder or thereunder, that:

2.1.1
the principal of, premium, if any, and interest on, the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, overdue premium, if any, and overdue interest on the Securities, if any, if lawful, and all other monetary Obligations of the Company to the Holders or the Trustee hereunder (whether for payment of principal of or interest on the Securities, expenses, indemnification or otherwise) or thereunder, will be punctually paid in full, all in accordance with the terms hereof and thereof; and

2.1.2
in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same will be punctually paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

This Note Guarantee is a guarantee of payment and not a guarantee of collection.

2.2
Guarantee Unconditional:  The obligations of the Guarantor hereunder are as a primary obligor and not as a surety, are unconditional and absolute, and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

2.2.1	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Security, by operation of law or otherwise;

2.2.2	any modification or amendment of or supplement to the Indenture or any Security;

2.2.3
any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Security;

2.2.4
the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee, any Holder or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

2.2.5
any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Security or any other amount payable by the Company under the Indenture; or

2.2.6
any other act or omission to act or delay of any kind by the Company, the Trustee, any Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

2.3
Discharge; Reinstatement:  Except as otherwise provided by Clause 2.8 herein, the Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Securities and all other Obligations payable by the Company on the Securities under the Indenture have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any such Security or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

2.4
Waiver by the Guarantor:  The Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

2.5
Stay of Acceleration:  If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith without demand by the Trustee or the Holders.

2.6
Benefit of Trustee; Enforceable by Trustee:  This Note Guarantee shall be a continuing guarantee and shall inure to the benefit of and be enforceable by the Trustee, its successors and assigns, the Holders, and their successors, transferees and assigns.

2.7
Execution and Delivery of Note Guarantee:  The execution by the Guarantor of this Note Guarantee evidences the Note Guarantee, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Security.  Neither the Company nor the Guarantor shall be required to make a notation on the Securities to reflect any Note Guarantee or any such release, termination or discharge thereof. The delivery of any Security by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Note Guarantee on behalf of the Guarantor.

2.8	Release of Note Guarantee: This Note Guarantee of the Guarantor will terminate, as to any Securities, upon the defeasance or discharge of such Securities as provided in the Indenture.

3.	Waiver; Amendment

3.1
Waiver: No failure or delay by the Trustee or any Holder in exercising any right or power hereunder or under the Indenture or the Securities shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Trustee and the Holders hereunder and under the Indenture or the Securities are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Note Guarantee or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by Clause 3.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

3.2
Amendments: The Guarantor may modify or amend this Note Guarantee with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities subject to the Indenture, or compliance with any provision of the Indenture or the Securities issued under the Indenture may be waived with the consent, or compliance with any provision of this Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities).  Notwithstanding the preceding sentence, the Guarantor, with the Trustee, may modify or amend this Note Guarantee without the consent of any Holder or the Company:

3.2.1	to provide for the assumption of the obligations of the Guarantor to the Holders with respect to this Note Guarantee;

3.2.2
to add covenants of the Guarantor or to add Guarantees of any Person for the benefit of the Holders of the Securities or to surrender any right or power conferred upon the Guarantor under this Note Guarantee;

3.2.3	to change or eliminate any restrictions on making any payment pursuant to this Note Guarantee, so long as the interests of the Holders of Securities are not adversely affected in any material respect;

3.2.4	to secure this Note Guarantee; or

3.2.5	to cure any ambiguity, omission, mistake, defect or inconsistency in this Note Guarantee.

4.	Miscellaneous

4.1
Notices: Any notice or communication to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

FTAI Aviation Ltd.
1345 Avenue of the Americas, New York, New York 10105
(212) 798-6100
Attention: Kevin Krieger

4.2
Benefits of Note Guarantee: Nothing in this Note Guarantee shall give to any Person, other than the parties hereto, any Paying Agent, any Transfer Agent, any Registrar and its successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under or in respect of this Note Guarantee or the Indenture or any provision herein or therein contained.

4.3
Governing Law: THIS NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.4
Severability: In case any provision in this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5
Benefits Acknowledged: The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Note Guarantee and that the Note Guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

4.6	Headings: The headings of the Clauses in this Note Guarantee shall be ignored in construing this Note Guarantee.

4.7
Entire Agreement: This Note Guarantee, together with the Indenture, constitutes the entire agreement and understanding with respect to the subject matter herein and supersedes all oral communication and prior writings with respect to the subject matter hereof.

4.8
Guarantor: The Guarantor agrees that the Guarantor shall only be a “Guarantor” under the Indenture for purposes of Section 4.04(a) thereof and for purposes of giving the Note Guarantee, and that the Guarantor shall not constitute a “Guarantor” under the Indenture for any other purposes.

IN WITNESS WHEREOF, the party hereto has caused this Note Guarantee to be duly executed and made effective as of the date first above written.

FTAI AVIATION LTD.,
as Guarantor
By:	/s/ Joseph P. Adams, Jr.
	Name:	Joseph P. Adams, Jr.
	Title:	Chief Executive Officer